Exhibit 5.1

November 21, 2011

Immucor, Inc.

3130 Gateway Drive

Norcross, Georgia 30071

Ladies and Gentlemen:

We have acted as counsel to Immucor, Inc., a Georgia corporation (the “Issuer”) and BioArray Solutions, Ltd., a Delaware corporation (the “Guarantor”) in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of up to $400,000,000 aggregate principal amount of 11.125% Senior Notes due 2019 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 11.125% Senior Notes due 2019 (the “Outstanding Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of August 19, 2011 (the “Base Indenture”), by and between the Issuer (as successor by merger to IVD Acquisition Corporation) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of August 19, 2011 (the “Supplemental Indenture”), by and among the Issuer, the Guarantor and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). Payment of the Exchange Notes will be guaranteed by the Guarantor pursuant to Article 10 of the Indenture (the “Guarantee”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Issuer, the Guarantor, public officials and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee. We have assumed further that Immucor, Inc. (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver the Indenture and the Exchange Notes and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture and has duly authorized the Exchange Notes.

The opinions expressed herein are limited to matters governed by the laws of the State of New York.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that, when (i) the Guarantee has been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, (a) the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms and (b) the Guarantee by the Guarantor will constitute a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Our opinion set forth above is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity. We express no opinion with respect to (i) the enforceability of the provisions contained in Section 12.13 of the Indenture which purport to limit the obligations of any Guarantor thereunder or the effect of the unenforceability of such provisions on the enforceability of the Guarantee, or (ii) liquidated damages, prepayment premiums, right to collect any portion of the stated principal amount of the Exchange Notes representing original issue discount upon acceleration thereof, waivers of rights to damages, or offsets or defenses.

Immucor, Inc.	November 21, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP